P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 26, 2022		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.38 per common share on July 25, 2022, payable on August 22, 2022, to shareholders of record on August 8, 2022.
This dividend represents a payout of approximately $10.8 million. Based on the closing stock price of Peoples’ common shares of $27.92 on July 22, 2022, the quarterly dividend produces an annualized yield of 5.44%.
Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $7.3 billion in total assets as of June 30, 2022, and 136 locations, including 117 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC and Vantage Financial.

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